UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------


                               AMENDMENT NO. 2 TO
                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of report (Date of earliest event reported) May 22, 2007
                                                           ------------

                               ESCALA GROUP, INC.
                               ------------------
               (Exact Name of Registrant as Specified in Charter)

           Delaware                       1-11988                 22-2365834
           --------                       -------                 ----------
(State or other jurisdiction of   (Commission file number)     (I.R.S. employer
incorporation or organization)                               identification no.)

                                623 Fifth Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)
                                   (Zip Code)

                                 (212) 421-9400
                                 --------------
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

This Amendment No. 2 amends the Current Report on Form 8-K (the "May 29 8-K") of Escala Group, Inc. (the "Company"), filed with the Securities and Exchange Commission (the "SEC") on May 29, 2007, as amended by Amendment No. 1 filed with the SEC on June 4, 2007, relating to the resignation of Amper, Politziner & Mattia, P.C. ("Amper") as the Company's independent registered public accounting firm. This Form 8-K/A amends the May 29 8-K to include the information required by Item 304(a) of Regulation S-K. The information previously reported in the May 29 8-K is hereby incorporated by reference into this Form 8-K/A.

Item 4.01. Changes in Registrant's Certifying Accountant

(a) Reference is made to the information set forth below under Item 8.01, "Other Events", which should be reviewed in its entirety. Capitalized terms used herein and not otherwise defined have the meanings set forth in Item 8.01 below.

As previously disclosed, on May 22, 2007, Amper informed the Company that Amper had resigned as the Company's independent registered public accounting firm. The Company had engaged Amper to audit its financial statements for the fiscal year ended June 30, 2006.

As of the date on which Amper resigned as the Company's independent public accountants, Amper had not completed its audit or issued its report with respect to the Company's financial statements for the year ended June 30, 2006, and the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (the "2006 10-K") or its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006, and March 31, 2007.

The audit report of Amper on the financial statements of the Company for the fiscal year ended June 30, 2005, did not contain any adverse opinion or a disclaimer of opinion; nor was it qualified or modified as to uncertainty, audit scope or accounting principles. However, as disclosed in the Company's Report on Form 8-K filed on December 19, 2006, as a result of the Company's determination to restate its historical financial statements, the previously issued financial reports and the related reports of Amper for the relevant periods should no longer be relied upon.

During the fiscal years ended June 30, 2006, and June 30, 2005, and through the subsequent interim period ended May 20, 2007, the Company had no disagreement with Amper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Amper, would have caused it to make reference to the subject matter thereof in connection with its reports, except for the following:

         1.       Events Between November 2006 and May 20, 2007
                  ---------------------------------------------

Between approximately November 2006 and May 20, 2007, Management discussed with Amper the Company's views as to the proper scope of the Proposed Restatement and the basis therefor. During that period of time, there were discussions between Amper, on the one hand, and Management, the Audit Committee, and the outside experts retained by the Company and the Audit Committee, on the other hand. The Company also provided Amper with written analyses relating to the Proposed Restatement. Management believed that the Proposed Restatement was warranted under certain accounting principles that Management believed to be applicable, as described above. Over the course of those discussions, Amper indicated that it disagreed with Management concerning the proper basis for the Proposed Restatement.

In April 2007, Management decided to prepare the OCA Document and to submit it to the OCA. On April 12, Management advised Amper that it was taking this step. Management's goal was to obtain the OCA's views on the principles that were applicable to the Company's transactions with Afinsa and that should govern the scope of the Proposed Restatement, thereby resolving the issues between Amper and the Company and allowing the Company to complete the 2006 10-K.

On May 9, Management sent a draft of the OCA Document to Amper and its counsel. Between May 9 and May 18, Amper told the Company that it disagreed with the draft in certain respects, and by May 18, Amper and the Company had not agreed on the contents of the draft.

On May 20, Amper's counsel sent an email to counsel for the Company, indicating that Amper would be resigning as the Company's auditors, indicating that Amper would "be in touch with the Company's Audit Committee this week formally concerning the reasons for Amper's resignation," and stating that Amper "does not agree with the [OCA Document]".

         2.       Meeting of May 22, 2007
                  -----------------------

On May 22, representatives of Amper and its counsel met with the Audit Committee and its counsel. At that meeting, Amper listed what it characterized as "informal reasons" for its resignation. Those reasons are summarized below. (All of the following statements concerning Amper's reasons for its resignation reflect what Amper said, not what the Company believes, and any instance in this summary in which the Company does not directly dispute one of Amper's contentions should not be construed as reflecting the Company's agreement with Amper.)

Amper referred to the types of errors described in SFAS No. 154 - "Accounting Changes and Error Corrections" - relating to the reporting of a correction of an error in previously issued financial statements, and Amper indicated that the drafts of the OCA Document improperly characterized the Proposed Restatement as being based on mistakes in the application of accounting principles, rather than as being based on oversight or misuse of facts that existed at the time the financial statements were prepared. Amper also stated that the draft OCA Document had informed Amper for the first time that the Company now believed there was no economic substance to the transactions between Afinsa and its customers. This new conclusion, presented to Amper for the first time in the OCA Document, contradicted the Company's prior representations to Amper and the Company had not given to Amper the underlying factual basis or documents upon which the Company now stated it was relying. One such basis was the report that the trustees of Afinsa had issued as part of the bankruptcy proceedings involving Afinsa in Spain (the "Afinsa Report"). Amper said that it had first learned about the Afinsa Report when it received a draft of the OCA Document. The Company had failed to provide Amper with a copy of the Afinsa Report and Management had informed Amper that the Company had not yet seen a translation of or reviewed the Afinsa Report in its entirety. Amper questioned how the Audit Committee could approve a presentation to the SEC's Office of the Chief Accountant that was premised on underlying factual information which neither the Audit Committee nor the Company's Management had had the opportunity to review in its entirety.

         Management's Response: Management disagrees with these statements. The Company has not, in the draft OCA Document or otherwise, characterized the Proposed Restatement as being based on either "mistakes in the application of accounting principles" or "oversight or misuse of facts".

         Management also disagrees with the suggestion that the Proposed Restatement is premised on new information contained in the Afinsa Report. Even before it received the Afinsa Report, Management believed that the Proposed Restatement was appropriate, and Management came that view after receiving the advice of the outside experts it had retained. Management understands that the Afinsa Report concludes that the transactions between Afinsa and its customers were in the nature of financing arrangements rather than sales. Management also understands that the conclusions contained in the Afinsa Report are likely to be challenged. However, these conclusions, even though they are not dispositive, underscore the fact that there is an issue in Spain as to the nature of the transactions between Afinsa and its customers, and Management has considered that fact in reaching its preliminary conclusion that there is a significant question as to whether the consideration received from Afinsa approximated the fair market value of the material it sold to Afinsa.

         After Amper requested the Afinsa Report, Management provided Amper with the full seven volumes of that Report. Management did not send the Report to Amper sooner because the Report is well over one thousand pages long (including exhibits), it was written in Spanish, it was still in the process of being translated (at the request of the Company), and the Company had received only the limited portions of the Afinsa Report that had already been translated. Management received the first such translated section on May 6, which it then summarized and included in the draft OCA Document that was provided to Amper on May 9.

Amper believes that the disclosures contained in various drafts of regulatory filings sent to it for comment, including the OCA Document and drafts of the 2006 10-K, were inadequate, citing as an example the omission in those documents of full details regarding the Afinsa Inventory Sales. Amper also believes that the facts relating to the Afinsa Inventory Sales "contradict" certain representations made to Amper by certain former employees of the Company.

         Management's Response: As an initial matter, Management notes that the issues raised by Amper were based on drafts of the OCA Document and the 2006 10-K, and that Amper resigned before such issues could be resolved.

         The Company did not initially include details of the Afinsa Inventory Sales in the OCA Document, because those sales were not among the sales for which the Company had a question about the proper accounting treatment and as to which the Company was seeking the OCA's views. (In addition, these matters previously had been disclosed to the relevant regulatory authorities.) Management had already told Amper that the Company intends to restate the Filasyl Sales and the basis for the restatement of the Filasyl Sales never has been in dispute. Nevertheless, in response to Amper's comments made at the May 22 meeting, the Company revised the OCA Document to include detailed information regarding the Afinsa Inventory Sales, including the fact that the Afinsa Inventory Sales were not among those that were reviewed by the Audit Committee during its independent investigation, and that the Audit Committee had later concluded that the actions of Manning in connection with the "sealed bid" auction constituted intentional misconduct.

         As to the assertion made by Amper to Management that the Afinsa Inventory Sales call into question the Audit Committee's findings, the Audit Committee believes -- after considering the recently discovered facts concerning the Afinsa Inventory Sales -- that with respect to the U.S. Archival Sales that the Audit Committee reviewed, its findings still are valid and reliable.

Amper believes that it was not given sufficient time to provide comments on the OCA Document.

         Management's Response: Management believes this assertion is without merit and that for many months Management tried to obtain Amper's concurrence on the scope of and bases for the Proposed Restatement. Management further believes that it provided ample opportunity to Amper to review and provide comments on the OCA Document, and Management repeatedly sought such comments from Amper. Further, Management incorporated those of Amper's comments that it did not object to (such as the additional disclosure regarding the Afinsa Inventory Sales).

         The Audit Committee intends to discuss this disagreement with Management.

Amper believes that, since approximately December 2006, Management has not provided information to Amper on a timely basis or, in certain cases, at all. As examples, Amper cited what it believed to be Management's delay in telling Amper the details of the Afinsa Inventory Sales and of the termination of Manning's consulting arrangement and the basis for such termination, and in providing Amper with copies of the Afinsa Trustees' Report.

         Management's Response: Management believes that this assertion is without merit and that it has provided all material information to Amper on a timely basis as part of its long-standing efforts to reach agreement with Amper on the Proposed Restatement and the 2006 10-K. Management also notes that at no time prior to its resignation did Amper bring these concerns to the attention of the Audit Committee. (Amper acknowledges that as of the date of its resignation, it had not brought these concerns to the Audit Committee, but Amper contends that it had planned to raise those concerns at a meeting with the Audit Committee that Amper was planning to conduct during the week of May 21.)

         The Audit Committee intends to discuss this disagreement with Management.

Amper stated at the meeting of May 22 that it had not yet formed an opinion regarding Management's preliminary determination, as set forth in the OCA Document, to restate all transactions between the Company and Afinsa to record all consideration received in excess of the Company's historical cost as additional paid-in capital.

The Company's Audit Committee discussed the above disagreements with Amper at the May 22 meeting.

         3.       Email of May 29, 2007
                  ---------------------
On May 26, Management asked Amper state any reasons for its resignation that it had not presented to the Audit Committee on May 22. On May 29, Amper sent an email to Management and to the Audit Committee (the "May 29 Email"), which responded to Management's request of May 26, and stated in part as follows:

         "In response to the Company's question, . . . Amper confirms that the facts and circumstances discussed at the May 22 meeting, including without limitation those facts known to the Company indicating that illegal acts may have occurred, form the basis of Amper's decision to resign, because of Amper's conclusions, based on such facts, that (a) Amper had reached a disagreement with the Company as to accounting principles or practices, financial statement disclosure or auditing scope or procedures; (b) Amper had concluded, based on the information made available to it and known to the Company, including without limitation Amper's concerns with the level of cooperation and communication by the Company's senior management and the Board of Directors, including the Audit Committee, that Amper could no longer rely on management's representations, and that Amper is unwilling to be associated with the financial statements prepared by management; (c) information had come to Amper's attention that if further investigated may (i) materially impact the fairness or reliability of previously issued audit reports and the underlying financial statements and the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report and (ii) cause Amper to be unwilling to rely on management's representations or be associated with the Company's financial statements, and that with respect to which Amper believed, based on communications from the Company, that it could not effectively expand the scope of its audit and therefore must resign; (d) the issues had not been resolved to Amper's satisfaction; and (e) Amper was concerned as to whether the Company would take timely and appropriate remedial actions."

         Management's Response: The May 29 Email alleges no facts; it states conclusions only. To the extent that those conclusions are based on the facts and allegations that Amper presented at the May 22 meeting, Management disagrees with the conclusions for the reasons described in paragraph 2 above. To the extent that those conclusions are based on other facts and allegations that Amper has not presented to the Company, Management is not now able to respond to them.

As noted above, at the meeting on May 22, the Audit Committee discussed with Amper the reasons that Amper then gave for its resignation. The Audit Committee has not had a separate discussion with Amper concerning the May 29 Email.

Other Reportable Events
-----------------------

During the years ended June 30, 2006, and 2005, and through the subsequent interim period ended May 22, 2007, Amper identified certain material weaknesses in the internal accounting controls of the Company. The Audit Committee has discussed these "reportable events" with Amper. Other than as disclosed above, there have been no reportable events" pursuant to Item 304(a)(1)(v) of Regulation S-K. The term "reportable events" means any of the items listed in
Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

The Company's Audit Committee is currently seeking a new independent registered public accounting firm. The Company has authorized Amper to respond fully to inquiries from the Company's successor public accounting firm concerning the subject matter of the disagreements and reportable events described above.

The Company has provided a copy of the above disclosures to Amper and requested that it furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. The Company will file Amper's letter as an exhibit to this Form 8-K/A once the Company has received such letter.

Item 8.01.        Other Events.

As reported on its Report on Form 8-K (the "January 8-K"), filed by the Company on January 25, 2007 (which followed a Report on Form 8-K filed on December 19,
2006), the Company has determined, as a result of an investigation conducted by the Company's Audit Committee into the Company's transactions with Afinsa Bienes Tangibles, S.A. ("Afinsa"), the Company's majority shareholder and formerly its major customer, to restate its previously reported financial statements for its fiscal years ended June 30, 2003, June 30, 2004, June 30, 2005, and for the first three quarters of the fiscal year ended June 30, 2006, to record at least a portion of the consideration received from Afinsa during the periods covered by the reports as additional paid-in capital rather than as revenue from a related party (the "Proposed Restatement"). As previously disclosed, the previously issued financial reports and the related reports of Amper should no longer be relied upon.

The January 8-K reported that the Company expected that the Proposed Restatement would relate primarily to the reporting of certain "Archival Sales" between the Company and Afinsa, totaling approximately $100 million of the approximately $417 million in total sales to Afinsa during the period. These Archival Sales shared the following principal characteristics: The material that was sold to Afinsa in those transactions was unique; had limited or no sales history; and was not generally traded in the industry. The Archival Sales include the approximately $73 million of U.S.-based sales that were reviewed by the Audit Committee during its independent investigation.

Based on additional work it has done since the filing of the January 8-K, management of the Company ("Management") has, for the reasons described below, now made the preliminary determination that the Company should restate not only the Archival Sales, but also all of its other sales to Afinsa, to record the amount of cash consideration received from Afinsa for such sales that exceeded the Company's historical cost for those materials as an adjustment to equity.

In late 2006, both the Company and the Audit Committee retained outside experts to advise them with respect to the scope of and bases for the Proposed Restatement. The Company and the Audit Committee sought the guidance of these experts in part to enable them to respond to the questions raised by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission ("SEC") in an exchange of letters between the Staff and the Company beginning in March 2006. Through discussions with these experts, and after review of the relevant literature, the Company came to understand that under applicable accounting principles, when related parties, such as Afinsa and the Company, transfer a non-cash asset between themselves, and there is a substantial question as to the valuation of that non-cash asset, then any difference between the selling party's cost to acquire the asset and the price that the selling party charges for transferring the asset to the related party should be treated as an adjustment to the equity of the selling party. The Company also understands the accounting literature to hold that if there is any significant question as to the valuation of the asset that has been transferred between related parties, then the selling party may not record all of its cash consideration as revenue.

The Company has previously made the determination that, as to the Archival Sales, there is a significant question as to the valuation of the material that was the subject of the Archival Sales and that, as reported in the January 8-K, those Archival Sales should be restated. But Management has also come to the tentative conclusion that, as to even the transactions between the Company and Afinsa involving material that did not share the same principal characteristics as the Archival Sales (that is, material was not unique, had a sales history and was generally traded in the industry), there is enough of a question as to the valuation of the materials transferred so as to preclude the Company from recording the consideration received on account of those sales as revenue. Management has considered several factors in reaching this conclusion, including the fact that, as Management has recently come to understand, there is an issue in Spain as to whether the transactions between Afinsa and its customers constituted sales or, alternatively, were in the nature of financing arrangements. Further, although the Company did sell similar types of materials to third parties from time to time, the Company did not sell such materials to third parties in the quantities sold to Afinsa. Based on the foregoing, Management believes that there is a significant question as to whether the consideration received from Afinsa for any of the material transferred approximated the fair market value of this material.

On May 29, 2007, recognizing that questions remained with respect to the accounting principles applicable to the Proposed Restatement, Management filed a document (the "OCA Document") with the Office of the Chief Accountant ("OCA") of the SEC, seeking the OCA's guidance as to the scope of and bases for the Proposed Restatement. The OCA Document includes a discussion of Management's preliminary conclusions set forth above, as well as several alternatives Management has considered. Subject to the response of the OCA to the questions raised in the OCA Document, Management intends to make a recommendation to the Board of Directors that the Company adopt the positions described above. The Audit Committee has advised Management that it tentatively concurs with Management's views as to its proposed accounting treatment, but has directed Management to seek guidance from the OCA as described above. Management provided Amper with drafts of the OCA Document, but Amper did not approve the OCA Document that the Company submitted to the OCA and Amper disagreed with certain statements in those drafts.

It is possible that the guidance received from the OCA will result in a Proposed Restatement that is different from Management's preliminary conclusions.

As previously disclosed, the Company has reclassified its supply business that was selling to Afinsa as a discontinued operation and, as a result, the Proposed Restatement, regardless of its scope, will primarily affect only that discontinued operation and will not be reflected in income or loss from the Company's continuing operations.

In the course of evaluating the proper scope of the Proposed Restatement, Management undertook a review of the Company's non-Archival Sales to Afinsa, both from the U.S. and from its subsidiary Central de Compras Coleccionables, S.L. ("CdC") in Spain. During that review, Management focused on two transactions between CdC and Filasyl, SA. ("Filasyl"), as well as on certain acts by the Company that occurred prior to those transactions.

With respect to these transactions, the following should be noted. First, in September 2003, the Company acquired all of the outstanding equity of CdC. Prior to that acquisition, Auctentia, S.L., a wholly-owned subsidiary of Afinsa, had contributed certain philatelic inventory (the "CdC Inventory") to CdC, which was then Auctentia's wholly-owned subsidiary. In public filings, the Company stated that, other than immaterial amounts, none of the CdC Inventory had been or would be re-sold to Auctentia or to any of Auctentia's affiliates, including Afinsa.

Second, during Amper's review of the Company financial statements for the quarter ended September 30, 2003, Amper questioned then-management of the Company about a sale to Afinsa that the Company had recorded during the quarter. The Company advised Amper that the Company had conducted a "sealed bid" auction of certain of the CdC Inventory during that quarter, that Afinsa had been the winning bidder in that auction, and that the Company was recording the proceeds from that auction as a sale. Amper reiterated its previous advice to the Company that it would be improper to sell any of the CdC Inventory to Afinsa, and the Company then recorded a journal entry to reverse the recording of the transaction as a sale. Both Amper and the Audit Committee thereafter advised the then-management of the Company that sales to Afinsa of any of the CdC Inventory were not proper and that no such sales could take place in the future.

The Filasyl Transactions
------------------------

As a result of its review beginning in early 2007, Management has now come to understand the following:

         Of the approximately $10.5 million in CdC Inventory, approximately $1.9 million (on a cost basis) of that CdC Inventory was physically delivered by CdC to Afinsa on two separate occasions prior to the closing of the Company's acquisition of CdC in September 2003. After that, certain former employees of the Company, including Greg Manning ("Manning"), then its President and CEO, took steps to try to establish a legitimate basis for the transfer of that CdC Inventory to Afinsa. (The portion of the CdC Inventory that was delivered to Afinsa will be referred to as the "Transferred CdC Inventory".)

         These steps, the Company now understands, included attempting to arrange, in the quarter ended September 30, 2003, a "sealed bid" auction as described above. More specifically, the Company came to understand in 2007 that the "sealed bid" auction in 2003 had been organized after delivery to Afinsa of the Transferred CdC Inventory; that the "auction," as contemplated, would have involved using persons with knowledge of the transaction to place bids at prices that previously had been agreed-upon; and that the parties to this "auction" had agreed before the "bidding" took place that Afinsa would be the winning "bidder" for the material. The Company does not now know whether this "auction" ever took place.

         In 2003 and 2004, after Amper had advised the Company that sales of CdC Inventory to Afinsa would not be proper, the Company took further steps to try to establish a basis for the delivery of the Transferred CdC Inventory to Afinsa. At that time, Filasyl, S.A. ("Filasyl") was a supplier to CdC (and thereafter Filasyl continued to act as a supplier), but Filasyl would not then have been considered to be a "related party" of the Company. (However, in October 2004, Filasyl's principal, Ramon Soler, became a consultant to CdC, and Filasyl then became a related party of the Company.) CdC entered into contracts with Filasyl, dated December 2003 and June 2004, which purportedly documented the sale of the Transferred CdC Inventory to Filasyl for an aggregate purchase price of $4.3 million, even though this material previously had been delivered to Afinsa. Management understands that, shortly thereafter, Afinsa paid $4.3 million to Filasyl (although Management has not seen any documentation reflecting this payment), and that Filasyl in turn paid that amount to CdC. In the Company's financial statements, these sales (the "Filasyl Sales") were recorded as sales to Filasyl. The Company also understands that CdC paid Filasyl a 2% commission on such transactions. (The "sealed bid" auction efforts and the Filasyl Sales will be referred to as the "Afinsa Inventory Sales.")

In April 2007, after coming to its present understanding concerning the Afinsa Inventory Sales, Management reported those findings to Amper. Amper told Management (1) that Amper had not known in 2003 that the "sealed bid" auction, as contemplated, would have involved pre-arranged bids and a pre-determined winning bidder; (2) that Amper had not known at all about the Filasyl Sales; (3) that the Filasyl Sales were improper; and (4) that in Amper's view, the findings concerning the Afinsa Inventory Sales (a) indicated that certain representations which employees of the Company had made to Amper had not been accurate, and (b) call into question the validity of the previously disclosed findings of the Audit Committee following its investigation. (The Audit Committee's response to paragraph (b) is set forth below in Item 4.01(a)(1) - "Meeting of May 22, 2007.")

On April 24, 2007, after deliberation by the Board of Directors and upon the recommendation of the Audit Committee, the Company terminated Manning's consulting arrangement with the Company for cause, based in part upon the Board's understanding of his role in seeking to arrange the "sealed bid" auction, which the Audit Committee determined had constituted intentional misconduct and the Board of Directors determined had constituted a violation of the Company's Code of Business Conduct and Ethics.

Under applicable accounting principles, the consideration received from the Filasyl Sales in excess of the Company's historical cost should not have been recorded as revenue. Accordingly, the Company intends to record such excess amount (approximately $2.3 million) as additional paid-in capital.

Also as part of its review, Management conducted sample testing of the non-Archival Sales to Afinsa. The sales prices for those transactions (like the Archival Sales) was established as a percentage of catalogue value. Information regarding the catalogue used as the reference for determining the sales prices was included on the shipping documentation for these sales, which, in the case of the sales from CdC to Afinsa, was originally prepared by the suppliers to CdC and then forwarded by CdC to Afinsa, together with the material sold by CdC to Afinsa. As part of its testing, Management reviewed this shipping documentation and the catalogues themselves to verify that the information contained on the documentation corresponded to the catalogue that was purported to be used as the reference for the material. In the course of its testing, Management identified certain sales, primarily associated with one group of European suppliers and higher catalogue value items, in which the catalogue value referred to on the shipping documents could not be verified by reference to the catalogue cited on the shipping documentation. Because Management was not able to physically inspect the material sold, which prevented it from ascertaining with complete certainty the variety, condition and quality of the items tested, and because Management could not be certain in most cases that it was accessing the same specific edition or volume of the catalogue referenced on the shipping documentation, Management could not conclude that the suppliers, CdC, or Afinsa had engaged in any impropriety in connection with those sales.

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

At this time, the Board of Directors has determined not to proceed with a further investigation of the Company's sales to Afinsa (although the Audit Committee is currently following up with certain discrete items). As noted above, the Company has reclassified all of its sales to Afinsa as discontinued operations, and the persons who had authority for carrying out such transactions for the Company no longer are employed by the Company. In addition, some of the persons involved are the subject of investigations by Spanish authorities and the physical inspection of the actual philatelic materials is still not likely to be feasible. It is possible that, based on new information becoming available to the Company, or as a result of the ongoing investigation by Spanish authorities or by the SEC or otherwise, the Board of Directors or Audit Committee may later determine to conduct a further review of these or other transactions.

Item 9.01.        Financial Statements and Exhibits.

(d)  Exhibits

99.1 Letter from Amper, Politziner & Mattia, P.C. dated May 22, 2007. Incorporated by reference to Exhibit 99.1 of the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on May 29, 2007.

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 4, 2007


                                         ESCALA GROUP INC.



                                         By: /s/ Matthew Walsh
                                             -----------------
                                             Matthew Walsh, President, CFO and
                                             acting CEO


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